Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the "Registration Statement") and the prospectus, which is part of the Registration Statement (the "Prospectus"), of our report dated March 31, 2011, relating to the consolidated financial statements of Gyrodyne Company of America, Inc. and Subsidiaries, which appears in Gyrodyne Company of America, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading "Experts" in such Registration Statement and Prospectus.

/s/ Holtz Rubenstein Reminick LLP

Holtz Rubenstein Reminick LLP

Melville, New York
August 18, 2011